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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                        Three months ended
                                             March 31,
                                        1999         1998
                                      ---------    ---------
Numerator:
  Net income (loss)                   $ (12,736)   $   5,579

  Effect of dilutive securities:
    Eller put/call option agreement      (1,276)      (1,060)
    Convertible debt                      2,453           --
                                      ---------    ---------
Numerator for net income per
  common share - diluted              $ (11,559)   $   4,519
                                      =========    =========

Denominator:
  Weighted average common shares        265,850      196,986

  Effect of dilutive securities:
    Employee stock options                3,883        4,268
    Eller put/call option agreement       1,903        2,162
    Convertible debt                      9,282           --
                                      ---------    ---------

Denominator for net income
  per common share - diluted            280,918      203,416
                                      =========    =========

Net income (loss) per common share:
  Basic                               $    (.05)   $     .03
                                      =========    =========

  Diluted                             $    (.05)   $     .02
                                      =========    =========

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